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                                                          EXHIBIT 3(e)
                       CERTIFICATE OF AMENDMENT
                                  TO
                 RESTATED CERTIFICATE OF INCORPORATION
                                  OF
                     TESORO PETROLEUM CORPORATION


     Tesoro Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation"), declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The amendments adopted provide a follows:

     Article IV of the Restated Certificate of Incorporation shall be amended by adding a new paragraph (E) reading in its entirety as follows:

(E) Provisions Necessary to Effect the Reclassification of $2.16
Preferred Stock.

          (l) Upon the filing of this Certificate of Amendment in the Office of the Secretary of State of the State of Delaware (the "Effective Date"), each share of $2.16 Preferred Stock issued and outstanding immediately prior to the Effective Date shall automatically and without any action on the part of the holder thereof be reclassified and changed into 4.9 shares of Common Stock of the Corporation, and all powers, preferences, privileges, voting and other special or relative rights and qualifications of $2.16 Preferred Stock, including priorities with respect to dividends and liquidation and rights in respect of accumulated dividends existing on the Effective Date, shall terminate and be of no further force and effect.

          (2) Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of $2.16 Preferred Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of the Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of shares of Common Stock into which the shares of $2.16 Preferred Stock, formerly represented by the Old Certificates so surrendered, are reclassified and converted under the terms hereof.

          (3) No certificates or scrip representing fractional share interests in Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fractions of a share of Common Stock
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     to which the holder would otherwise be entitled, such number of shares rounded to the next higher whole number.

          (4) From and after the Effective Date, certificates representing shares of $2.16 Preferred Stock shall be deemed to represent only the right to receive shares of Common Stock.

     That the Restated Certificate of Incorporation shall be amended by deleting the first two paragraphs of Article V in their entirety such that Article V as amended will read in its entirety as follows:

          Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

     That Article VII of the Restated Certificate of Incorporation shall be amended by adding new paragraphs (G) and (H) reading in their entirety as follows:

          (G) No amendment to this Restated Certificate of Incorporation or to the By-Laws shall amend, modify or repeal any or all of the provisions of this Article VII unless adopted by the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for the purposes of this Article as a single class; PROVIDED, HOWEVER, that in the event the Board of Directors of the Corporation shall by resolution unanimously recommend to the stockholders the adoption of any such amendment, the stockholders of record holding a majority of the outstanding shares of stock of the Corporation entitled to vote in elections of directors may amend, modify or repeal any or all of such provisions.

          (H) Notwithstanding the foregoing provisions of this Article, this Article shall become null, void and of no further force or effect upon the expiration of the option granted by MetLife Security Insurance Company of Louisiana ("MetLife Louisiana") to the Corporation to acquire shares of capital stock of the Corporation held by MetLife Louisiana as set forth in the Call Option Agreement dated February 9, 1994, between MetLife Louisiana and the Corporation, other than upon the expiration thereof on account of such option having been exercised in full.

     That the Restated Certificate of Incorporation shall be amended by deleting the whole of Article VIII thereof in its entirety and replacing in lieu and instead of such article a new Article VIII, reading in its entirety as follows:

          "Notwithstanding the provisions of this Restated Certificate of Incorporation and any provision of the By-Laws of the Corporation, in the absence of approval by 66-2/3% of the independent directors of the Corporation, voting at a meeting duly called for such purpose, of an amendment to the Amended and Restated
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     Memorandum of Understanding dated December 14, 1993 or the Call
     Option Agreement dated February 9, 1994, each between MetLife Security Insurance Company of Louisiana ("MetLife Louisiana") and the Corporation, which would be adverse to the Corporation, no such amendment shall be approved, agreed to or executed by the Corporation unless approved by the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote in elections of directors, voting for the purposes of this Article as a single class. For purposes hereof, an independent director shall be any director other than Ray C. Adam, Charles F. Luce, Stewart G. Nagler, James Q. Riordan, William S. Sneath or any person who is an affiliate (within the meaning set forth in Article VII hereof) of MetLife Louisiana."

     SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Executive Vice President and Chief Financial Officer and attested to by its Secretary, as of February 9, 1994.

ATTEST:                                  TESORO PETROLEUM CORPORATION



By:  /S/ JAMES C. REED, JR.              By:  /S/ BRUCE A. SMITH
Name:  James C. Reed, Jr.                Name:  Bruce A. Smith
Title:  Secretary                        Title:  Executive Vice
                                                 President and Chief
                                                 Financial Officer
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